Exhibit 10.2

AMENDMENT #12 TO A LEASE AGREEMENT

BETWEEN DOMINO’S FARMS OFFICE PARK LLC

(LANDLORD) AND DOMINO’S PIZZA LLC (TENANT)

THIS AMENDMENT #12 TO A LEASE AGREEMENT is made as of July 17, 2018 by and between DOMINO’S FARMS OFFICE PARK LLC, a Michigan Limited Liability Company, f/k/a Domino’s Farms Office Park Limited Partnership (Landlord) and DOMINO’S PIZZA LLC (Tenant).

WHEREAS, Landlord entered into a Lease Agreement (the Lease) for a portion of the office building known as Domino’s Farms Prairie House located at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 with Domino’s Pizza, Inc., whose successor in interest is Domino’s Pizza LLC (Tenant), for a term of five (5) years commencing as of December 21, 1998; and

WHEREAS, via a First Amendment to Lease dated August 8, 2002, Landlord and Tenant extended the term of the Lease Agreement, included additional space as a part of the Premises, and incorporated additional provisions; and

WHEREAS, via a Second Amendment to Lease dated May 5, 2004, Landlord and Tenant amended the Lease by replacing Section B (Premises) of the First Amended Standard Lease Summary; and

WHEREAS, via a Third Amendment to Lease dated November 18, 2009, Landlord and Tenant amended the Lease to clarify actual size of the warehouse and to add an additional 4,790 usable square feet of space, and

WHEREAS, via a Fourth Amendment to Lease dated April, 2010, Landlord and Tenant amended the Lease for the temporary lease of additional space, and

WHEREAS, via a further amendment mistakenly captioned as the “Fourth Amendment to Lease” dated August 28, 2012, Landlord and Tenant amended the Lease to expand the primary Premises and extend the Term of the Lease, and

WHEREAS, via a Fifth Amendment to Lease dated February 2015, Landlord and Tenant amended the Lease for the temporary lease of additional space, and

WHEREAS, via a Sixth Amendment to Lease, Landlord and Tenant amended the Lease in February 2015 to expand the primary Premises, and

WHEREAS, via a Seventh Amendment to Lease dated April 2016, Tenant absorbed an additional 6,448 rentable square feet (5,607 usable square feet) located at Lobby H on Level 3, and

WHEREAS, via an Eighth Amendment to Lease dated November 4, 2016 Tenant absorbed an additional 15,700 rentable square feet (13,652 usable square feet) located at Lobby D on Level 3, and

WHEREAS, via a Ninth Amendment to Lease dated February 16, 2017, Tenant absorbed an additional 9,343 rentable square feet (8,124 usable square feet) located at Lobby K on Level 1, and

WHEREAS, via a Tenth Amendment to Lease dated October 2017, Tenant expanded to the south of Premises on the third level into the space formerly occupied by IBM equal to 8,188 rentable square feet (7,120 usable square feet), and

WHEREAS, via Amendment #11 to Lease dated July 17, 2018, Tenant extended the Term for the Lease to be concurrent with this Amendment #12, and

WHEREAS, Tenant desires to lease additional space, and Tenant initiated contact with Landlord regarding the construction and subsequent leasing of a new 33,000 square foot building with dedicated parking on approximately 4 acres of property owned by Landlord on the northwest side of the Prairie House, the final design and layout of which shall be subject to Tenant’s approval and which shall be set forth in an exhibit attached to this Amendment #12, and

WHEREAS, Landlord is agreeable to construct such a building, to be called “the Annex” for use by Tenant, and which shall be leased as a single-user building.

NOW, THEREFORE, Landlord and Tenant agree to the following:

PREMISES

Except as otherwise specified herein, Landlord shall construct the “Annex”, a free-standing building, on a build-to-suit basis, with all building systems, that is approximately 33,000 square feet along with a dedicated, paved parking lot consisting of 130 parking spaces which shall be exclusively used by Tenant, to be leased by Tenant in its entirety. Landlord and Tenant shall review and approve plans and specifications for the Annex, and also the final construction budget. Landlord shall cause the Annex to be constructed in accordance with the final approved plans and specifications, in a good and workmanlike manner and in accordance with good construction practices, in compliance will all applicable laws, and in a manner that minimizes disruption to Tenant’s and other occupants current business operations. Landlord shall obtain and make Tenant an express third party beneficiary of any warranties obtained from Landlord’s general contractor, and shall also have Tenant included as an additional insured, on a primary, non-contributory basis, of the builder’s risk and liability insurance obtained by Landlord’s general contractor. Upon completion and following delivery to the Tenant, the Annex will be included in the definition of the Premises, the use and occupancy of which shall be subject to the Lease as previously amended.

TERM

The initial term (the “Initial Term”) of the lease for the Annex building shall begin on the date of receipt by Tenant from Landlord of a copy of the Certificate of Occupancy from the Ann Arbor Township Building Inspector, and shall end at midnight on the last day of the month 120 months (i.e. 10 years) later. Landlord shall use commercially reasonable efforts to deliver the Annex to Tenant on or before April 30, 2019 (the Delivery Date).

PROJECT COST

Landlord shall contribute the actual land upon which the Annex shall be constructed and $7,800,000 towards the total project cost. Tenant shall contribute the necessary remaining funds to complete the construction of the building and tenant improvements. Landlord shall enter into the general construction contract to construct the Annex. Expressly excluded from Tenant’s obligation shall be any change orders to the original agreed upon construction agreements with contractors that are not approved by Tenant or caused by any changes to the plans and specifications in any material respect not approved by Tenant. Tenant shall incrementally reimburse Landlord for its portion of the project costs within thirty (30) days of receipt of invoice(s) from Landlord that are supported by invoices that Landlord has received from the general contractor performing the construction.

BASE RENT

The base rent for the Annex, which includes all CAMS excluding utilities, shall be as follows:

Year 1     Tenant agrees to pay $915,750.00 per year, payable in monthly installments equal to $76,312.50 per month.

Years 2 and 3     The base annual rent shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by two and one-quarter percent (2.25%), whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

Years 4 and 5     The base annual rent shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by two and one-half percent (2.5%), whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

Years 6 – 10     The base annual rent shall increase each year to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by three percent (3.0%), whichever is less, provided however, in no event shall the base rent as adjusted be reduced from the previous year.

ADDITIONAL RENT

In addition to Base Rent, Tenant shall be responsible for payment of the following sums as “Additional Rent, the actual electric, gas, and water utility costs for the Annex, and there shall be no mark-up by the Landlord. Landlord shall install sub-meters for electric, gas and water to measure Tenant’s actual usage. The Landlord will submit an invoice to the Tenant as they are received from the utility providers, and payment shall be made by the Tenant to the Landlord within thirty (30) days of receipt of the invoice.

OPTION TO RENEW

Upon expiration of the initial term as stated in this Amendment #12 to Lease, provided that Tenant is not then in default beyond the expiration of any applicable grace and cure period after notice, Tenant may extend the term of this Lease with respect to the Annex for an additional term of five (5) years (the First Extended Term), and Tenant may extend the term of this Lease for an additional term consisting of five (5) years (the Second Extended Term) upon the expiration of the First Extended Term, provided that the Tenant has exercised its option for the First Extended Term and is not then in default beyond the expiration of any applicable grace and cure period after notice. The Tenant shall exercise the options(s) by notifying the Landlord in writing at least three hundred sixty (360) days before the then existing Term expires. The base annual rent for each Extended Term shall increase to reflect the cost of living increase in accordance with any increase in the Consumers Price Index of the Bureau of Labor Statistics all items indexed for Detroit, Michigan or by three percent (3%), whichever is less, provided however, in no event shall the annual rent as adjusted be reduced from the previous year.

If the Tenant exercises an option to extend the Lease term for the First Extended Term or the Second Extended Term, the Landlord shall agree to contribute $1.50 per usable square foot of office space per year during the extended term(s) for the purpose of refurbishment of the Premises. This is in addition to the annual rental credit installments specified in the Eleventh Amendment, and the amounts due and payable for such purposes under the Twelfth Amendment shall be due and payable to Tenant whether or not spent by Tenant during a current or prior year. Tenant may retain any amount unspent during any calendar year for use in future years. In the event these amounts are not paid by Landlord to Tenant within thirty (30) days after written notice from Tenant that such amounts are due, Tenant may set off the unpaid amount together with interest at the amount specified in Section 5.02 of the Lease against the installments of base annual rent next coming due until the total amount due from Landlord is recaptured by Tenant.

SURVIVAL OF LEASE

Except as set forth in this Amendment, all other terms and conditions of the Lease shall remain the same and unchanged in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto executed this AMENDMENT #12 TO LEASE AGREEMENT as of the day and year first above written.

TENANT:	LANDLORD:
DOMINO’S PIZZA LLC	DOMINO’S FARMS OFFICE PARK LLC
(a Michigan limited liability company)	(a Michigan limited liability company)

By:	/s/ Richard Allison	By:	/s/ Paul R. Roney
	Richard Allison		Paul R. Roney
Its:	Chief Executive Officer	Its:	Manager